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                                                                    Exhibit 10.1

                              AMENDED AND RESTATED

                         EXECUTIVE EMPLOYMENT AGREEMENT

       THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of June 14, 2002, by and between STAR SCIENTIFIC, INC., a Delaware corporation (the "Company"), and PAUL L. PERITO ("Executive").

Recitals

       A. The Company is engaged in the commercialization of tobacco containing less toxins (principally tobacco specific nitrosamines ("TSNA")), development of less toxic tobacco products and potentially reduced-risk tobacco products, and the licensing, manufacture and sale of very low-TSNA Star Cured(TM) tobacco and tobacco products.

       B. Executive is the Chairman of the Board, President and Chief Operating Officer of the Company.

       D. The Company and Executive are parties to a certain Executive Employment Agreement, dated as of April 27, 1999, as amended and modified by that certain Modification Agreement, dated as of December 1, 1999 (the "First Modification"), and by that certain Second Modification Agreement, dated as of October 6, 2000 (collectively, the "Original Employment Agreement").

       E. The Company and Executive desire to modify and amend certain terms of the Original Employment Agreement to consolidate all of the terms and conditions of the Original Employment Agreement as so modified into a single amended and restated employment agreement.

Agreement

       NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements of the parties hereunder, and for other good and valuable consideration the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

       (S) 1. Employment and Duties.

              1.1 Position. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, as President and Chief Operating Officer of the Company.

              1.2 Duties. Executive agrees to devote his best efforts, and shall have primary responsibility within the Company, to oversee and manage (i) development and management of the intellectual property, including all matters relating to science and technology related to the Company's business and all related research and development, (ii) legal affairs of the Company,

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including all matters concerning the Company's corporate governance and structure, securities laws and other regulatory compliance, employment laws compliance and counseling, contract negotiation and dispute resolution, and litigation involving the Company, (iii) financial affairs of the Company, (iv) government relations and lobbying concerning the Company's business and affairs,
(v) public and investor relations concerning the Company's business and affairs, and (vi) such other duties, including management and oversight functions, consistent with the foregoing, assigned to him by the Board of Directors of the Company (the "Board of Directors"). Executive shall perform his duties in a trustworthy, businesslike and loyal manner.

              1.3 Authority to Select Counsel and Government and Public Relations Professionals. Executive shall have sole authority, subject only to confirmation and ratification by the Board of Directors, to select all outside counsel, lobbyists and other government relations professionals, and public relations professionals as Executive deems necessary and appropriate in the performance of his duties hereunder.

              1.4   Reporting. Executive shall report to the Board of Directors.

              1.5 Place of Employment. The Company shall maintain and pay all costs associated with the Company's Bethesda office which shall be the primary office in which Executive shall perform his services hereunder, as well as the Company's primary office for the scientific and regulatory functions of the company.

              1.6 Change of Duties. The duties of Executive may be modified from time to time by the mutual consent of the Company and Executive without resulting in a rescission of this Agreement. The mutual written consent of the Company and Executive shall constitute execution of that modification. Notwithstanding any such change, the employment of Executive shall be construed as continuing under this Agreement as so modified.

              1.7 Devotion of Time to Company's Business. During the Term of this Agreement (as such term is defined in Section 1.9. hereof), Executive agrees (i) to devote substantially all of his productive time, ability and attention to the business of the Company during normal working hours, (ii) not to engage in any other business duties or business pursuits whatsoever, (iii) whether directly or indirectly, not to render any services of a commercial or professional nature to any individual, trust, partnership, company, corporation, business, organization, group or other entity (each, a "Person"), whether for compensation or otherwise, without the prior written consent of the Board of Directors, and (iv) whether directly or indirectly, not to acquire, hold or retain more than a one percent (1%) interest in any business competing with or similar in nature to the business of the Company or any of its Affiliates (as such term is defined below); provided, however, the expenditure of reasonable amounts of time for litigation support, book projects, charitable, professional educational or professional activities or, subject to the foregoing, the making of passive personal investments shall not be deemed a breach of this Agreement or require the prior written consent of the Company if those activities do not materially interfere with the services required of Executive under this Agreement. For purposes of this Agreement, "Affiliates" shall mean any Person that, directly or indirectly

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through one or more intermediaries, controls or is controlled by, or is under common control with, the Company.

              1.8 Executive's Relationship With Former Law Firm. The Company and Executive acknowledge that to accommodate Executive's expanded duties with the Company over the past two years, Executive has terminated his Senior Counsel business relationship with Executive's former law firm, Paul Hastings Janofsky & Walker, LLP.

              1.9 Term. Unless sooner terminated as provided in Section 4 hereof the term of this Agreement commenced on June 15, 1999, and shall continue until December 31, 2005 (the "Term"), and shall be renewable for successive one
(1) year terms (each, a "Renewal Term") at the option of the Company. Notice of renewal or, if applicable, the Company's option not to renew, shall be given to Executive in writing at least one hundred twenty (120) days prior to the end of the Term or the applicable Renewal Term, as the case may be. The Term, together with any Renewal Terms shall be referred to in this Agreement as the "Term of this Agreement."

              1.10 Observance of Company Rules, Regulations and Policies. Executive shall duly, punctually and faithfully perform and observe any and all rules, regulations and policies which the Company may now or hereafter reasonably establish governing the conduct of its business or its employees to the extent such rules, regulations and policies are not in conflict with this Agreement. Executive shall promptly provide written notice to the Board of Directors of any such apparent conflict of which Executive becomes aware.

       (S) 2. Compensation.

              2.1 Base Salary. During the Term of this Agreement, the Company shall pay to Executive a base salary of One Million Dollars ($1,000,000) per year (the "Base Salary"), subject to increase from time to time in the good faith discretion of the Board of Directors, payable in arrears on a monthly or semi-monthly basis in accordance with the Company's standard payroll procedures in effect at the time of payment.

              2.2 Performance Bonuses. In addition to the Base Salary, the Company shall pay to Executive bonuses based on the Company's performance and/or Executive's performance as follows:

                    (a) Cash Bonus. For the performance of either of the goals listed in Exhibit A satisfied during fiscal year 2002, the Company shall, in addition to Base Salary and any other bonuses payable to Executive, pay to Executive as soon as practicable after the first of such performance goals was met, a single non-discretionary bonus equal to $300,000.00. Any bonus due Executive hereunder shall be deemed accrued upon satisfaction of an applicable performance goal.

                    (b) Stock Option Bonus. The Company shall, in addition to Base Salary and any other bonuses payable to Executive, grant to Executive an option (the "Performance Bonus Option") to acquire 500,000 shares of the Common Stock of the Company at an exercise price equal to the closing per share bid price for the Company's Common Stock on

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the NASDAQ on the day immediately prior to the date of this Agreement. Such option shall be subject to the same terms and have the same rights and preferences as the 1999 Option (defined below in Subsection 2.3). The Performance Bonus Option shall vest upon satisfaction during Fiscal Year 2002 of either of the goals listed in Exhibit A. In the event neither of the goals listed in Exhibit A are met, the Performance Bonus Option shall terminate.

               (c)  Discretionary/Special Bonuses.

                    (i)  Based upon performance of the Company as reflected by
(i) satisfaction of both of the performance goals listed in Exhibit A, attached hereto, or (ii) by increases in the Company's net revenues for fiscal year 2002 at or above one hundred twenty-five percent (125%) of the Company's net revenues for fiscal year 2001, or (iii) the Company's stock price during any 30 consecutive day period at or exceeding $3.90 per share, and/or (iv) the performance of Executive during such period, the Company shall pay Executive an additional bonus in such amount as may be determined by the Board of Directors.

                    (ii) In the event that the Company is able to effect a global settlement with the National Association of Attorneys General ("NAAG"), then the Company shall pay Executive an additional one-time special bonus in such amount as may be determined by the Board of Directors.

               (d) Establishment of Annual Bonus Performance Goals for Years After Fiscal Year 2002. For each fiscal year after fiscal year 2002, the Company shall propose new performance goals for purposes of determining subsequent annual bonuses payable to Executive under Subsections 2.2(a)-(c) above, in consultation with Executive. Upon determination of the new performance goals, such performance goals shall be set forth in a new exhibit or exhibits to replace Exhibit A, and the parties hereto shall execute and deliver an amendment to this Agreement substituting such new exhibit or exhibits in lieu of Exhibit A attached hereto. The Company and Executive will use their reasonable efforts to try to reach agreement as to new performance goals by March 15 of each year.

          2.3  Stock Options.

               (a) The Company shall, in addition to Base Salary and the Performance Bonuses described above in Sections 2.1 and 2.2, grant to Executive a fully vested option (the "2002 Option") to acquire 500,000 shares of the Common Stock of the Company at an exercise price equal to the closing per share bid price for the Company's Common Stock on the NASDAQ on the day immediately prior the date of this Agreement. Such option shall be subject to the same terms and have the same rights and preferences as the 1999 Option (defined below in Subsection 2.3(b)). The Company, as soon as practicable after execution and delivery of this agreement, shall deliver a written option to Executive, but such option shall be deemed granted and shall be effective as of the date of the execution and delivery of this Agreement.

               (b) The Company and Executive acknowledge the entry on or about April 27, 1999, into an agreement (the "1999 Option") granting to Executive an option to purchase 1,000,000 share of the Common Stock of the Company. The 1999 Option is hereby

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modified such that all references to "Executive Employment Agreement therein shall be deemed to be references to this Agreement (as the same may be modified, amended, supplemented or replaced from time to time), with adjustments to section references as necessary to reflect any renumbering or movement of substantially similar sections from the Original Employment Agreement to this Agreement. By way of example, references to Sections 4(c), 4(e) and 4(f) of the "Executive Employment Agreement" shall be deemed to be references to Sections 4.3, 4.4 and 4.6, respectively, of this Agreement.

                    (c) The 1999 Option, the 2002 Option, the Performance Option (if any), and all future options for purchase of the Company's Common Stock granted by the Company to Executive shall be referred to herein collectively as "Executive's Stock Options."

               2.4 Stock Purchase Note. The Company shall adjust the interest rate applicable to the promissory note, dated April 27, 1999 (the "Note"), in the original principal amount of $2,000,000, executed and delivered by Executive at the time of Executive's initial employment with the Company in payment for the purchase by Executive of 2,000,000 shares of the Company's Common Stock, from the current stated rate to the minimum applicable federal rate determined under Section 1274(d) of the Internal Revenue Code of 1986, as amended, such adjustment to be applicable and effective as of January 1, 2002. The Company and Executive shall as soon as reasonably practicable after execution and delivery of this Agreement, execute and deliver an allonge to the Note.

               2.5 Disposition Transaction. Upon the occurrence of a Disposition Transaction, as defined below, Executive shall be entitled to receive for each share of common stock then owned by Executive and for each vested but unexercised share subject to Executive's Stock Option, consideration per share of not less than, and payable on the same terms as, the consideration per share received by Francis O'Donnell, Jr., M.D., Jonnie R. Williams, and/or Regent Court Technologies, L.L.C., as a result of the Disposition Transaction, and/or to participate on terms no less favorable than terms available to Francis O'Donnell, Jr., M.D., Jonnie R. Williams, and/or Regent Court Technologies, L.L.C., in the case of a Deposition Transaction involving issuance by the Company of shares of its stock in an offering pursuant to a registration statement filed with the Securities Exchange Commission. A "Disposition Transaction" shall occur if at any time after the date hereof, the Company, Francis O'Donnell, Jr., M.D., Jonnie R. Williams, or Regent Court Technologies, L.L.C., or any combination thereof (a) accepts any offer to purchase thirty percent (30%) or more of the aggregate shares of capital stock of the Company actually or beneficially owned by Francis O'Donnell, Jr., M.D., Jonnie R. Williams, and/or Regent Court Technologies, L.L.C., and/or (b) accepts any offer to purchase shares of the capital stock of the Company constituting at least fifty percent (50%) of all of the then outstanding shares of the Company, and/or
(c) accepts any offer to merge or consolidate the Company, or enter into a share exchange, with another corporation or entity, and/or (d) accepts any offer to sell all or substantially all of the assets of the Company, and/or (e) accepts any other offer to enter into a transaction the result of which will be to transfer voting control of the Company to any party other than Francis O'Donnell, Jr., M.D., Jonnie R. Williams, and/or Regent Court Technologies, L.L.C., and/or (f) enters into any agreements in connection with, or undertakes, the issuance of shares of the Company's stock in an offering pursuant to a

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registration statement filed with the Securities Exchange Commission. The
Company covenants and agrees not to enter into any Disposition Transaction that does not expressly recognize and give effect to the terms of this Section 2.5.

               2.6 Incentive Plans. In addition to all other benefits and compensation provided by this Agreement, Executive shall be eligible to participate in such of the Company's equity, compensation and incentive plans as are generally available to any of the management executives of the Company, including without limitation any executive and performance bonus or incentive plans.

               2.7 Vacation. Executive shall be entitled to such annual vacation time with full pay as the Company may provide in its standard policies and practices for any other management executives; provided, however, that in any event Executive shall be entitled to a minimum of twenty (20) days annual paid vacation time.

               2.8 Directors and Officers Liability Insurance; Professional Liability Insurance. Executive shall be entitled to participation in, and have the benefit of directors and officers liability insurance providing coverage in an amount not less than that provided by the Company for its Chief Executive Officer and/or Chairman of the Board. The Company shall acquire and maintain professional liability insurance for Executive insuring against any claims against Executive arising from his performance of legal services to the Company while acting in his capacity as an officer and employee of the Company.

               2.9 Term Life Insurance. The Company shall maintain the term life insurance policy in the amount of $5,000,000 presently provided by the Company with the Perito 1995 Family Trust U/A/D 53195, Robin Crawford Perito, Trustee, as beneficiary thereunder, and shall pay the premiums due on such policy and maintain such policy in full force and effect during the Term of this Agreement.

               2.10 Disability Insurance. The Company shall maintain the disability insurance policy presently provided by the Company and the Company shall pay the premiums due on such policy and maintain such policy in full force and effect during the Term of this Agreement.

               2.11 Automobile. The Company will furnish Executive with an automobile equipped with a car telephone and will reimburse Executive all reasonable costs and expenses relating to Executive's use of such automobile and car telephone, including without limitation, amounts incurred for insurance, gas and general maintenance and repairs.

               2.12 Mobile Telephone. Executive shall have use of a wireless mobile telephone of his choice and the Company will be responsible for payment of all business usage charges and all usual operational and maintenance expenses associated with the use by Executive of such telephone.

               2.13 Club Dues. The Company shall reimburse Executive for monthly and/or annual dues related to Executives membership in the City Club, Georgetown Club, University Club and Kenwood Golf Club.

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               2.14 Outside Counsel for Executive. In order for Executive to have the benefit of counsel to advise and counsel Executive with respect to the employment issues relating to terms of this Agreement, the Company shall pay the reasonable attorneys' fees and expenses incurred by Executive in connection with such advise and counsel and the drafting and execution of this Agreement.

               2.15 Other Benefits. Executive shall participate in and have the benefits of all present and future vacation, holiday, paid leave, unpaid leave, life, accident, disability, dental, vision and health insurance plans, pension, profit-sharing and savings plans and all other plans and benefits which the Company now or in the future from time to time makes available to any of its management executives.

               2.16 Withholding. The parties shall comply with all applicable legal withholding requirements in connection with all regular monthly and/or bi-monthly compensation payable to Executive hereunder.

      (S) 3.   Expense Reimbursement.

               3.1 General Business Expenses. The Company shall reimburse Executive for all business travel and other out-of-pocket expenses reasonably incurred by Executive in the course of performing his duties hereunder this Agreement. All reimbursable expenses shall be appropriately documented and shall be in reasonable detail and in a format and manner consistent with the Company's expense reporting policy, as well as applicable federal and state tax record keeping requirements.

               3.2 Professional Educational Expenses and Fees. In addition, the Company shall reimburse Executive for (i) all reasonable expenses incurred for continuing education courses required to maintain Executive's professional status and bar membership as an attorney, and (ii) all reasonable professional fees, licenses, and dues associated with Executive's professional status and bar membership as an attorney.

      (S) 4.   Termination and Rights on Termination. This Agreement shall terminate upon the occurrence of any of the following events:

               4.1 Death. Upon the death of Executive, in which event the Company shall, within thirty (30) days of receiving notice of such death, pay Executive's estate all salary and other compensation hereunder, then due and payable and all accrued vacation pay and bonuses, if any, in each case payable or accrued through the date of death. In addition, the Company shall pay Executive's estate, at the time or times otherwise payable under the terms of this Agreement, all salary and accrued benefits that would have been payable hereunder by the Company to Executive during the one year period immediately following Executive's death.

               4.2 Disability. Upon the mental or physical Disability (as such term is defined below) of Executive, in which event the Company shall, within thirty (30) days following the determination of Disability, pay Executive all salary then due and payable and all accrued vacation pay and bonuses, if any, in each case payable or accrued through the date of

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determination. In addition, the Company shall pay all salary and accrued benefits that would have been payable hereunder by the Company to Executive during the one year period immediately following Executive's disability. For purposes of this Agreement, "Disability" shall mean a physical or mental condition, verified by a physician designated by the Company, which prevents Executive from carrying out one or more of the material aspects of his assigned duties for at least ninety (90) consecutive days, or for a total of ninety (90) days in any six (6) month period.

               4.3 Termination by the Company For Cause. Upon delivery by the Company to Executive of a written notice terminating this Agreement for Cause (as such term is defined below), which notice shall be supported by a reasonably detailed statement of the relevant facts and reasons for termination, in which event the Company shall, within thirty (30) days following such termination, pay Executive all salary then due and payable through the date of termination. Executive shall not be entitled to any severance compensation or any accrued vacation pay or bonuses. For purposes of this Agreement, "Cause" shall mean:

                    (a) Executive shall have committed an act of dishonesty, fraud, embezzlement or theft with respect to the property, business or affairs of the Company, in any such event in such a manner as to cause material loss, damage or injury to the Company;

                    (b) Executive shall have materially breached this Agreement and such breach shall have continued for a period of twenty (20) days after receipt of written notice from the Company specifying such breach;

                    (c) Executive shall have been grossly negligent in the performance of his duties hereunder, intentionally not performed or misperformed any of such duties, or refused to abide by or comply with the directives of the Board of Directors, which action shall have continued for a period of twenty
(20) days after receipt of written notice from the Company demanding such action cease or be cured;

                    (d) Executive shall have been found guilty of, or has plead nolo contendere to, the commission of a felony offense or other crime involving moral turpitude; or

                    (e) Executive shall have abused alcohol or drugs (legal or illegal) that, in the reasonable judgment of the Board of Directors, materially impairs Executive's ability to perform his duties hereunder.

               4.4 Termination by the Company Without Cause. Thirty (30) days after delivery by the Company to Executive of a written notice terminating Executive's employment under this Agreement for any reason without cause, in which event the Company shall continue to pay Executive all salary, benefits, bonuses and other compensation that would be due hereunder through the end of the Term of this Agreement had the Company not terminated Executive's employment.

               4.5 Voluntary Termination by Executive. Thirty (30) days after delivery by Executive to the Company of a written notice terminating this Agreement for any reason without

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cause, in which event the Company shall, within thirty (30) days following the effective date of termination, pay Executive all salary then due and payable through the date of termination. Executive shall not be entitled to any severance compensation or any accrued vacation pay or bonuses.

          4.6 Termination by Executive for Good Reason. Thirty (30) days after delivery by Executive to the Company of a written notice terminating this Agreement for Good Reason (as such term is defined below), in which event the Company shall pay Executive such amounts in such manner as provided for in
Section 4.4 hereof. For purposes of this Agreement, "Good Reason" shall mean:

               (a) The assignment of Executive to any duties inconsistent with, or any adverse change in, Executive's positions, duties, responsibilities, functions or status with the Company, or the removal of Executive from, or failure to reelect Executive to, any of such positions; provided, however, that a change in Executive's positions, duties, responsibilities, functions or status that Executive shall agree to in writing shall not be an event of Good Reason or give rise to termination under this Section 4.6;

               (b) A reduction by the Company of Executive's Base Salary without his written consent;

               (c) The failure by the Company to continue in effect for Executive any material benefit provided herein or otherwise available to any of the management executives of the Company, including without limitation, any retirement, pension or incentive plans, life, accident, disability or health insurance plans, equity or cash bonus plans or savings and profit sharing plans, or any action by the Company which would adversely affect Executive's participation in or reduce Executive's benefits under any of such plans or deprive Executive of any fringe benefit enjoyed by Executive; or

               (d) Any other material breach by the Company of this Agreement which is not cured within twenty (20) days of delivery of written notice thereof by Executive to the Company.

          4.7 Termination by Executive upon Disposition Transaction and/or Certain Change of Management. Thirty (30) days after delivery by Executive to the Company of a written notice terminating this Agreement upon (a) the consummation of a Disposition Transaction, or (b) a change in the senior management of the Company resulting from the death or disability of Jonnie R. Williams, or (c) a removal and replacement of a majority of the Board of Directors, including such other persons elected to serve as directors with the approval of the Board of Directors subsequent to the date hereof, by the stockholders of the Company at a special meeting of the stockholders, held in accordance with the terms of the Company's Certificate of Incorporation and By-Laws and in accordance with all applicable laws, called by a stockholder or a group of stockholders of the Company for such purpose, in which event the Company shall, within thirty (30) days following the effective date of termination, pay Executive the sum of $2,500,000. Although the parties have been advised that 26 U.S.C. 280G is not

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applicable to any payment that may become due Executive hereunder, if 26 U.S.C.
280G is found to be applicable, then the Company shall pay any tax due by Executive under Section 280G as a result of any payment to Executive under this
Section 4.7. It is anticipated by the parties that payment that may become due under (b) above will be funded by one or more policies of life and/or disability insurance to be purchased by the Company which provide for a benefit in the amount of $2,500,000 payable to Executive as beneficiary under such policy or policies. In the event the Company purchases such policy or policies and thereafter maintains such policy or policies in continuous and full force and effect during the term hereof, then Executive agrees to look solely to such policy or policies for payment of any amount due under (b) above; provided, however, that in the event the Company does not purchase such policy or policies and thereafter maintain such policy or policies in continuous and full force and effect during the term hereof, then the Company shall be directly and fully obligated to Executive for such payment.

          4.8 Effect of Termination; Executive's Stock Options. All rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of termination, except that the obligations of the Company under this Section 4 and Executive's obligations under Sections 5 and 6 hereof shall survive such termination in accordance with their respective terms. In addition, notwithstanding anything to the contrary contained herein or in any agreement with respect thereto, (a) upon termination of Executive's employment pursuant to Sections 4.3 or 4.5, all equity options, restricted equity grants and similar rights held by Executive with respect to securities of the Company, including without limitation Executive's Stock Options, shall, to the extent not then fully vested, immediately terminate and revert to the Company, (b) upon termination of Executive's employment pursuant to Section 4.4, all equity options, restricted equity grants and similar rights held by Executive with respect to securities of the Company, including without limitation Executive's Stock Options, shall, remain in full force and effect and shall not be affected by such termination, and (c) upon termination of Executive's employment pursuant to any other provision of this Section 4, all equity options, restricted equity grants and similar rights held by Executive with respect to securities of the Company, including without limitation Executive's Stock Options, shall, to the extent not then fully vested, immediately become fully vested.

          4.9 No Termination by Merger; Transfer of Assets or Dissolution. This Agreement shall not be terminated by any dissolution of the Company resulting from either merger or consolidation in which the Company is not the consolidated or surviving corporation or other entity or transfer of all or substantially all of the assets of the Company. In such event, the rights, benefits and obligations herein shall automatically be deemed to be assigned to the surviving or resulting corporation or other entity or to the transferee of the assets, as the case may be, with the consent of Executive.

   (S)5.  Restriction on Competition.

          5.1 Covenant Not to Compete. During the Term of this Agreement and for a period of twelve (12) months from the termination of this Agreement, Executive shall not, without the prior written consent of the Company, either directly or indirectly, for himself or on

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behalf of or in conjunction with any other Person (i) own, manage, operate, control, be employed by, participate in, render services to, or be associated in any manner with the ownership, management, operation or control of, any business similar to the type of business conducted by the Company or any of its Affiliates within any of the geographic territories in which the Company or any of its Affiliates conducts business, (ii) solicit business of the same or similar type being carried on by the Company or any of its Affiliates from any Person known by Executive to be a customer of the Company or any of its Affiliates, whether or not Executive had personal contact with such Person during and by reason of Executive's employment with the Company, or (iii) endeavor or attempt in any way to interfere with or induce a breach of any contractual relationship that the Company or any of its Affiliates may have with any employee, customer, contractor, supplier, representative or distributor.

          5.2 No Breach for Activities Deemed Not Competitive. It is further agreed that, in the event that Executive shall cease to be employed by the Company and enter into a business or pursue other activities that, at such time, are not in competition with the Company or any of its Affiliates, Executive shall not be chargeable with a violation of this Section 5 if the Company subsequently enters the same (or a similar) competitive business or activity. In addition, if Executive has no actual knowledge that his actions violate the terms of this Section 5, Executive shall not be deemed to have breached the restrictive covenants contained herein if, promptly after being notified by the Company of such breach, Executive ceases the prohibited actions.

          5.3 Severability. The covenants in this Section 5 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 5 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, such time period or geographic area shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

          5.4 Fair and Reasonable. Executive has carefully read and considered the provisions of this Section 5 and, having done so, agrees that the restrictive covenants in this Section 5 impose a fair and reasonable restraint on Executive and are reasonably required to protect the interests of the Company, its Affiliates and their respective officers, directors, employees and stockholders. It is further agreed that the Company and Executive intend that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company throughout the term of these covenants.

   (S)6.  Confidential Information.

          6.1 Confidential Information. Executive hereby agrees to hold in strict confidence and not to disclose to any third party, other than employees and agents of the Company or persons retained by the Company to represent its interests, any of the valuable, confidential and proprietary business, financial, technical, economic, sales and/or other types of proprietary business information relating to the Company or any of its Affiliates (including all trade secrets) in whatever form, whether oral, written, or electronic (collectively, the "Confidential Information"), to which Executive has, or is given (or has had or been given), access during the course of his employment with the Company. It is agreed that the Confidential Information is confidential and proprietary to the Company because such Confidential Information encompasses technical know-how, trade secrets, or technical, financial, organizational, sales or other valuable aspects of the business and trade of the Company or its Affiliates, including without limitation, technologies, products, processes, plans, clients, personnel, operations and business activities. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of the Executive, (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed, or (c) is reasonably believed by Executive, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Executive; provided, however, that in the case of clause (b) or (c), Executive shall give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

          6.2 Return of Company Property. In the event of termination of Executive's employment with the Company for whatever reason or no reason, (a) Executive agrees not to copy, make known, disclose or use, any of the Confidential Information without the Company's prior written consent, and (b) Executive or Executive's personal representative shall return to the Company (i) all Confidential Information, (ii) all other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials and other data or property delivered to or compiled by Executive by or on behalf of the Company or its respective representatives, vendors or customers that pertain to the business of the Company or any of its Affiliates, whether in paper, electronic or other form, and (iii) all keys, credit cards, vehicles and other property of the Company. Executive shall not retain or cause to be retained any copies of the foregoing. Executive hereby agrees that all of the foregoing shall be and remain the property of the Company and the applicable Affiliates and be subject at all times to their discretion and control.

   (S)7.  Corporate Opportunities.

          7.1 Duty to Notify. During the Term of this Agreement, in the event that Executive shall become aware of any business opportunity related to the business of the Company, Executive shall promptly notify the Board of Directors of such opportunity. Executive shall not appropriate for himself or for any other Person other than the Company (or any Affiliate) any such opportunity unless, as to any particular opportunity, the Board of Directors fails to take appropriate action within thirty (30) days. Executive's duty to notify the Board of Directors and to refrain from appropriating all such opportunities for thirty
(30) days shall neither be limited by, nor shall such duty limit, the application of the general laws relating to the fiduciary duties of an agent or employee.

            7.2 Failure to Notify. In the event that Executive fails to notify the Board of Directors or so appropriates any such opportunity without the express written consent of the Board of Directors, Executive shall be deemed to have violated the provisions of this Section notwithstanding the following:

                 (a) The capacity in which Executive shall have acquired such opportunity; or

                 (b) The probable success in the hands of the Company of such opportunity.

     (S) 8. No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive, his employment by the Company, and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer or any other Person. Further, Executive agrees to indemnify and hold harmless the Company and its officers, directors and representatives for any claim, including, but not limited to, reasonable attorneys' fees and expenses of investigation, of any such third party that such third party may now have or may hereafter come to have against the Company or such other persons, based upon or arising out of any non-competition agreement, invention, secrecy or other agreement between Executive and such third party that was in existence as of the effective date of this Agreement. To the extent that Executive had any oral or written employment agreement or understanding with the Company, this Agreement shall automatically supersede such agreement or understanding, and upon execution of this Agreement by Executive and the Company, such prior agreement or understanding automatically shall be deemed to have been terminated and shall be null and void.

     (S) 9. Representation. Executive acknowledges that he (a) has reviewed this Agreement in its entirety, (b) has had an opportunity to obtain the advice of separate legal counsel prior to executing this Agreement, and (c) fully understands all provisions of this Agreement.

     (S) 10. Assignment; Binding Effect. Executive understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Executive agrees, therefore, that he cannot assign or delegate all or any portion of his performance under this Agreement. This Agreement may not be assigned or transferred by the Company without the prior written consent of Executive. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns. Notwithstanding the foregoing, if Executive accepts employment with an Affiliate, unless Executive and his new employer agree otherwise in writing, this Agreement shall automatically be deemed to have been assigned to such new employer (which shall thereafter be an additional or substitute beneficiary of the covenants contained herein, as appropriate), with the consent of Executive, such assignment shall be considered a condition of employment by such new employer, and references to the "Company" in this Agreement shall be deemed to refer to such new employer.

     (S) 11. Complete Agreement; Waiver: Amendment. Executive has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive with respect to the subject matter hereof and thereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

     (S) 12. Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be given or made by personally delivering the same to or sending the same by prepaid certified or registered mail, return receipt requested, or by reputable overnight courier, or by facsimile machine to the party to which it is directed at the address set out on the signature page to this Agreement, with copies to counsel as indicated, or at such other address as such party shall have specified by written notice to the other party as provided in this Section, and shall be deemed to be given if delivered personally at the time of delivery, or if sent by certified or registered mail as herein provided three (3) days after the same shall have been posted, or if sent by reputable overnight courier upon receipt, or if sent by facsimile machine as soon as the sender receives written or telephonic confirmation that the facsimile was received by the recipient and such facsimile is followed the same day by mailing by prepaid first class mail.

     (S) 13. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid and inoperative. This severability provision shall be in addition to, and not in place of, the provisions of Section 5.3 above. The Sections headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

     (S) 14. Equitable Remedy. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the restrictive covenants set forth in Sections 5 and 6 hereof, and because of the immediate and irreparable damage that would be caused to the Company for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company or Executive at law or in equity, the Company or Executive shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants.

     (S) 15. Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding.

Judgment may be entered on the arbitrators' award in any court having jurisdiction. Notwithstanding the foregoing, the Company shall be entitled to seek injunctive or other equitable relief, as contemplated by Section 15 hereof, from any court of competent jurisdiction, without the need to resort to arbitration. Should judicial proceedings be commenced to enforce or carry out this provision or any arbitration award, the prevailing party in such proceedings shall be entitled to reasonable attorneys' fees and costs in addition to other relief.

     (S) 16. Governing Law. This Agreement shall in all respects be construed according to the laws of the Commonwealth of Virginia, without regard to its conflict of laws principles.

     (S) 17. Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties to this Agreement, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

     (S) 18. Signatures. The parties shall be entitled to rely upon and enforce a facsimile of any authorized signatures as if it were the original.

                         [Signatures on following page.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    COMPANY:

                                    STAR SCIENTIFIC, INC.


                                    By:_________________________[SEAL]
                                          Jonnie R. Williams
                                          Chief Executive Officer

                                    Address for Notices:

                                    801 Liberty Way
                                    Chester, Virginia 23836
                                    Attention: Mr. Jonnie R. Williams

                                    EXECUTIVE:

                                    ____________________________[SEAL]
                                    Paul L. Perito

                                    Address for Notices:

                                    7 Newlands Street
                                    Chevy Chase, Maryland 20815

                                    with a copy to:

                                    Joel L. Dahnke, Esquire
                                    Henry, Henry, O'Donnell & Dahnke, P.C.
                                    4103 Chain Bridge Road, Suite 100
                                    Fairfax, Virginia 22030

                                    EXHIBIT A

                      Performance Goals - Fiscal Year 2002

..    No adverse regulatory action taken by the U.S. Food and Drug Administration on the citizen's petitions pending as of December 18, 2001, filed by various health care interest groups requesting that ARIVA(TM) be reclassified to a "food" or a "drug" on or before July 31, 2002.

..    The Company's common stock publicly trades at a price greater than or equal to $2.75 per share on or before December 18, 2002.